The Andersons, Inc.
480 W. Dussel Drive
Maumee, OH 43537

FOR IMMEDIATE RELEASE	COMPANY CONTACT:
WEDNESDAY, MAY 7, 2008	Gary Smith (419) 891-6417

THE ANDERSONS, INC. REPORTS FIRST QUARTER RESULTS
Earnings For Period Of $ 0.42 Per Diluted Share
Plant Nutrient and Rail Businesses Lead Earnings Results

MAUMEE, OHIO, MAY 7, 2008—The Andersons, Inc. (Nasdaq: ANDE), today announced first quarter net income of $7.8 million, or $0.42 per diluted share, on revenues of $713 million. In the same three month period of 2007, the company reported net income of $9.2 million, or $0.51 per diluted share, on $407 million of revenues.

The Grain & Ethanol Group’s first quarter operating income of $2.2 million was significantly less than its year earlier result of $10.2 million. The prior year’s first quarter had $4.1 million more in non-recurring development fees associated with the ethanol plants. The grain business suffered a significant basis loss during the quarter as the cash markets for corn, beans and wheat did not rise at the same pace as the futures market. In contrast, income from the ethanol joint ventures grew significantly during the most recent quarter. The Albion and Clymers ethanol plants were in operation during the entire quarter and the Greenville plant opened in February. This compares to last year, when only the Albion facility was operating during the first quarter. In addition, first quarter income from the group’s investment in Lansing Trade Group was significantly higher this year. The group was also impacted during the first quarter by rising inventory carrying costs associated with higher grain prices; specifically, interest expense increased over $3.0 million in comparison to the prior period. Total first quarter revenues for the group were $499 million; this includes $186 million of grain and ethanol sales made by the group in accordance with origination and marketing agreements between the company and its ethanol joint ventures for which it receives a fee. In the first quarter of 2007, the group’s total revenues were $244 million, and included $40 million of the aforementioned ethanol joint venture fee only sales. While revenues for the group are higher, such amounts do not serve as good predictors of income or economic performance in a commodity based business.

The Rail Group’s record operating income of $6.4 million in the first quarter of 2008 was more than double the $3.0 million earned during the same three month period a year ago. Revenues of $35 million for the quarter were $9 million higher than the $26 million reported in 2007. The group recognized $2.2 million in gross margin from the sale of railcars and related leases during the quarter. Gross profit from the leasing business was higher due to lower maintenance costs per car, a higher utilization rate, and growth in the size of the fleet. The group now has approximately 23,200 cars and locomotives, which is 10% more than it had twelve months ago. The average utilization rate (the percentage of the fleet in service) for the quarter was 93.4% in comparison to 92.5% for the same period last year. The gross profit of the railcar repair business grew during the first quarter due to the addition of a new repair shop in the second half of 2007.

The Plant Nutrient Group achieved record operating income of $7.5 million during the first quarter of 2008 on revenues of $105 million. These earnings are unprecedented in the first quarter, as the first quarter is typically a break-even or loss period. In the same three month period in 2007, the group reported a $0.4 million operating profit on $67 million of revenues. These earnings resulted from significant margin increases primarily resulting from inventory price appreciation, which began last year and has continued into 2008. Due to this escalation of plant nutrient prices, sales volume is slightly down from last year. As was recently announced, the group purchased Douglass Fertilizer & Chemical Inc. at the end of April. With 2007 sales of $47 million, Douglass has five facilities in Florida and one in Puerto Rico and is a specialty liquid nutrient manufacturer and retailer/wholesaler whose product lines complement the group’s existing product lines well.

The Turf & Specialty Group achieved operating income of $2.0 million on $40 million of revenues during the first quarter. Last year, the group reported $1.8 million of income on $36 million of revenues for the period. Turf products tonnage increased slightly from year to year. Gross profit per ton was also up slightly, in spite of record high raw material prices this year, due to a larger percentage of sales coming from proprietary products such as Contec DG.

The Retail Group reported revenues of $33.7 million for the first quarter of 2008, which is similar to the $33.8 million in revenues reported for the same period in 2007. This includes sales from the Sylvania market store, which opened in the second quarter of 2007. Same store sales decreased 4.9% for the period. This sales decline is believed to be due to the overall decline in consumer spending. For the three month period, the Retail Group incurred an operating loss of $3.4 million, which compares to a $2.3 million loss incurred in the first quarter of 2007. Due to competitive sales pressure in the markets served, margins have also been reduced.

“We feel good about our overall performance so far this year. The Plant Nutrient and Rail businesses both contributed significantly to our income during the period. Our Grain & Ethanol Group was impacted in the first quarter by a reduction in basis that has started to return in April. We anticipate regaining the majority of this back later in the year, since we expect basis levels to improve. We were pleased this quarter that we were able to adjust both our long and short term debt to respond to the increasing commodity prices,” said President and Chief Executive Officer Mike Anderson. “We are excited about the recent addition of Douglass Fertilizer, as this acquisition is consistent with our strategic goal of increasing our plant nutrient footprint and national market share through geographic expansion. We are also pleased that the third ethanol plant and sixth rail repair shop became operational this year. Our team continues to demonstrate the company’s commitment to organic and adjacent growth,” added Mr. Anderson.

Mr. Anderson also stated “Looking at our 2008 earnings forecast, numerous factors will have a bearing on the full year outcome; weather patterns during the agricultural planting and growing season within our region, the ability of farmers to make progress on corn planting that is currently quite a bit behind the five year national average, nutrient and energy prices, timing of railcar sales, and the performance of our equity investments, which include the ethanol production plants and Lansing Trade Group. Given all of these variables and the picture we see before us today, we anticipate that our full year 2008 earnings will be within a range of $3.65 to $4.00 per diluted share.”

The company will host a webcast on Thursday, May 8, 2008 at 11:00 A.M. ET, to discuss its performance and full year outlook. This can be accessed under the heading “Investor Relations” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in ten U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31	March 31
(in thousands)	2008	2007	2007

Assets
Current assets:
Cash and cash equivalents	$34,765	$22,300	$27,449
Restricted cash	3,689	3,726	3,774
Accounts receivable, net	177,947	106,257	122,880
Margin deposits, net	65,932	20,467	46,894
Inventories	558,030	502,904	316,831
Commodity derivative assets — current	283,417	205,956	74,959
Other current assets	58,079	43,281	48,537

Total current assets	1,181,859	904,891	641,324

Investments and other assets	156,521	137,518	97,889
Commodity derivative assets	50,828	29,458	20,613
Railcar assets leased to others (net)	172,142	153,235	133,980
Property, plant and equipment (net)	100,192	99,886	96,552
	$1,661,542	$1,324,988	$990,358

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$390,000	$245,500	$176,000
Commodity derivative liabilities — current	153,791	122,488	60,894
Other current liabilities	362,736	359,224	243,288

Total current liabilities	906,527	727,212	480,182

Deferred items and other long-term liabilities	49,419	49,631	39,027
Commodity derivative liabilities	8,734	2,090	25,655
Long-term debt non-recourse	51,667	56,277	67,973
Long-term debt	279,348	133,195	85,848
Minority interest	13,154	12,219	12,837
Shareholders’ equity	352,693	344,364	278,836
	$1,661,542	$1,324,988	$990,358

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended
	March 31
(in thousands, except for per share amounts)	2008	2007

Sales and merchandising revenues	$713,001	$406,503
Cost of sales and merchandising revenues	660,760	362,118

Gross profit	52,241	44,385

Operating, administrative and general expenses	39,504	37,751
Allowance for doubtful accounts receivable	1,787	233
Interest expense	9,122	5,022
Other income / gains:
Equity in earnings of affiliates	8,639	2,832
Other income, net	2,884	9,873
Minority interest in net (income) loss of subsidiary	(935)	83

Income before income taxes	12,416	14,167
Income taxes	4,593	4,928

Net income	$7,823	$9,239

Per common share:
Basic earnings	$0.43	$0.52

Diluted earnings	$0.42	$0.51

Dividends paid	$0.0775	$0.0475

Weighted average shares outstanding-basic	18,026	17,729

Weighted average shares outstanding-diluted	18,408	18,242

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended March 31, 2008
Revenues from external customers	$499,123	$35,011	$105,469	$39,661	$33,737	$—	$713,001
Gross Profit	11,379	11,151	13,678	6,926	9,107	—	52,241
Other income / Equity in earnings of affiliates	11,173	178	146	93	147	(214)	11,523
Operating income (loss)	2,233	6,426	7,540	2,000	(3,377)	(2,406)	12,416

Quarter ended March 31, 2007
Revenues from external customers	$243,943	$25,916	$66,560	$36,304	$33,780	$—	$406,503
Gross Profit	15,420	7,629	5,425	6,071	9,840	—	44,385
Other income / Equity in earnings of affiliates	8,814	91	156	62	160	3,422	12,705
Operating income (loss)	10,170	3,008	431	1,800	(2,287)	1,045	14,167